UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K



                                 CURRENT REPORT



                        PURSUANT TO SECTION 13 FOR 15(D)
                                     of the
                         SECURITIES EXCHANGE ACT OF 1934


                Date of Event Requiring Report: February 25, 1997




                            CYBERAMERICA CORPORATION
             (Exact Name of Registrant as Specified on its Charter)


                 I-9418                                  87-0509512
         (Commission File Number)           (IRS Employer Identification Number)


                                     NEVADA
         (State or Other Jurisdiction of Incorporation or Organization)




                          268 West 400 South, Suite 300
                           Salt Lake City, Utah 84101
                    (Address of Principal Executive Offices)




                                 (801) 575-8073
              (Registrant's Telephone Number, Including Area Code)

ITEM 5.  OTHER EVENTS

         On February 25, 1997, CyberMalls, Inc. (CyberMalls), a Nevada corporation and consolidated subsidiary of CyberAmerica Corporation, (the "Company") began discontinuing operations. CyberMalls was incorporated during 1996 to prepare, develop and sell virtual shopping malls on the Internet. A virtual mall is a central address on the Internet used to market the goods and services of vendors, which consists of the inter-linked home pages of several different business entities. CyberMalls' business plan consisted of soliciting entities interested in owning, managing and marketing one or more Internet virtual malls with a specific theme or industry niche. CyberMalls would develop ideas for the Internet marketing of products or services with a common theme. CyberMalls would then transfer to its customers a corporation owning a name and Uniform Resource Locator Number (more commonly known as an Internet address) indicating the theme mall the purchaser was to develop. CyberMalls would also transfer to the purchaser a contract binding CyberMalls to provide the ongoing support and maintenance necessary for the purchaser to establish a viable Internet virtual mall, including the use of CyberMalls' computer programmers, graphic artists, and writers. The purchaser of the mall was responsible for marketing and leasing the space on the Internet virtual mall to the providers of retail products and services.

         CyberMalls also planned to develop a search engine on the Internet and related proprietary software known as WebSafariTM WebSafariTM, which was to be used in connection with the development and marketing of the Company's Internet virtual malls, was designed to be a search engine specifically limited to databases involving the sale of products or services over the Internet. CyberMalls intended to market WebSafariTM to purchasers and potential purchasers of its Internet virtual malls.

         Since CyberMalls was a start-up venture with limited capitalization, the Company advanced most of the expenses necessary to commence CyberMalls' operations.

         During the 1996 fiscal year, CyberMalls sold five Internet virtual malls to purchasers involved in industries such as sports, music, health and travel. The consideration for the sale of each Internet virtual mall involved some combination of the following: proceeds of equity financing to be subsequently obtained by the purchaser; a fixed percentage of the revenues ultimately generated by the purchaser's Internet virtual mall; shares of the purchaser's common stock; and unsecured promissory notes.

     As of the fourth fiscal quarter of 1996, none of the purchasers of the Company's Internet virtual malls had taken material steps toward obtaining equity financing or developing the malls as viable entities. Accordingly, CyberMalls had been unable to realize any cash from its sale of Internet virtual malls. Accordingly, CyberMalls was in need of an immediate cash infusion to sustain its operations and continue to provide services to the purchasers of its malls. At the same time, the Company was experiencing its own cash flow shortfalls resulting from the Company's inability to raise sufficient capital through private equity offerings. This impaired the Company's ability to advance further funds to CyberMalls. In late October 1996, CyberMalls began downsizing its staff as a cost reducing measure.

         On February 25, 1997, the Company's management decided to permanently discontinue the operations of CyberMalls. The Company's management made this decision based on its belief that the expenditures necessary to continue competing in the highly competitive market of Internet commerce would earn a higher rate of return if invested in other segments of the Company's business. The Company is attempting to liquidate CyberMalls' assets in an attempt to mitigate losses incurred as a result of advancements made to CyberMalls. This includes selling proprietary information related to the development of WebSafariTM and equipment or software purchased by CyberMalls. The Company is currently leasing some of the equipment previously purchased by CyberMalls to another corporation.

         The Company is in the process of terminating the contracts pursuant to which it sold Internet virtual mall purchase agreements based on non-performance by the respective purchasers. The Company is currently investigating whether or not it has any rights against those individuals for breaching the payment terms of the various contracts. The Company will pursue any such claims to the extent its management determines that such action is in the Company's best interest.




                  [THIS SPACE HAS BEEN INTENTIONALLY LEFT BLANK

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 12, 1997


                                                 CyberAmerica Corporation



                                              By:/s/Richard D. Surber
                                              -----------------------
                                              Richard D. Surber, President